Exhibit 99

AZTAR

News Release

FOR IMMEDIATE RELEASE

AZTAR REPORTS SECOND-QUARTER 2004 RESULTS

        PHOENIX, Arizona - July 21, 2004 - Aztar Corporation (NYSE:AZR) today reported its second-quarter 2004 financial results. Consolidated EBITDA for the quarter was $46.7 million, which includes $5.0 million of insurance recovery as a result of the delay in the opening of the expansion of Tropicana Atlantic City, less $2.3 million of expenses related to the construction accident that may not be reimbursed by insurance. In the second quarter of 2003, EBITDA was $53.0 million. Diluted earnings per share in the 2004 second quarter were 25 cents, which is after 15 cents associated with a loss on early retirement of debt and which includes four cents attributable to the insurance recovery net of construction accident related expenses. Diluted earnings per share in the 2003 second quarter were 51 cents.

         The highlight of the quarter was the strong performance of Tropicana Las Vegas, where EBITDA reached $10.1 million, 55 percent higher than in the prior year. In Atlantic City, the performance of the Tropicana was affected by disruption from the process of construction-accident debris removal, the continued closure of portions of Brighton Avenue, and impacts from the Borgata, which was not open in the prior-year quarter.

         Following a recent and comprehensive review of the status of the project and the remaining work to be done, the opening of the Tropicana Atlantic City expansion is targeted now for mid-October 2004. "The opening of The Quarter, a massive dining, entertainment and retail complex which is part of the expansion, will be a remarkable event and milestone for Atlantic City," said Paul Rubeli, chairman of the board and chief executive officer. "Customers will be stunned by the size, beauty and architecture of The Quarter. They will be awed by the diversity of brand names, quality of offerings and opportunities to have fun in The Quarter. We believe customer acceptance and demand will be phenomenal," said Rubeli.

Aztar Second-Quarter 2004 Earnings Release             July 21, 2004           Page 2

Disruption to Operations from Construction Accident
       Operating results in the second quarter of 2004 continued to be impacted by the decline in revenue caused by the disruption that followed the construction accident that occurred on October 30, 2003, at the site of the expansion of Tropicana Atlantic City. Insurance claims for business interruption that occurred in the 2004 second quarter have been filed with the company's insurers in the amount of $6.0 million. Profit recovery from business interruption insurance is recorded when the amount of recovery, which may be different from the amount claimed, is agreed to by the insurers. If the insurers had agreed to the amount of the claims filed by the company on account of business interruption during the 2004 second quarter, that recovery would have contributed approximately 10 cents to diluted earnings per share for the quarter.

Construction Status
        Construction at Tropicana Atlantic City progresses on the new 500-room hotel tower, 2,400-car garage, and the 200,000-square-foot dining, entertainment and retail complex to be known as The Quarter. Removal of the garage debris has been completed. The rebuilding of the portion of the garage that collapsed is underway. The opening of the project is targeted now for mid-October 2004.

Balance Sheet Items
        Cash and cash equivalents were $50 million at the end of the second quarter of 2004 compared with $56 million at the end of the first quarter of 2004. Long-term debt, including the current portion, was $649 million at the end of the second quarter of 2004, compared with $633 million at the end of the first quarter of 2004.

Capital Expenditures
        In the second quarter of 2004, purchases of property and equipment totaled $40 million. Approximately $12 million of the total was spent on routine expenditures, and $28 million (including $3.4 million of capitalized interest) went for development.

Aztar Second-Quarter 2004 Earnings Release            July 21, 2004           Page 3

Year-to-date Results
        For the first half of 2004, the company reported EBITDA of $93.4 million, compared with $97.1 million in the year-earlier half. Diluted earnings in the 2004 first half were 35 cents per share, which is after 15 cents associated with a loss on early retirement of debt and 31 cents associated with an adverse court ruling from the Indiana Tax Court recorded in the first quarter of 2004 and which includes 10 cents of insurance recovery net of construction accident related expense items. In the 2003 first half, diluted earnings were 87 cents per share.

Conference Call
        Our second-quarter 2004 earnings conference call will be broadcast live on the Internet beginning at 4:30 p.m. Eastern Daylight Time on Wednesday, July 21, 2004. Individuals may access the live audio webcast through our website at www.aztar.com. The call also will be available on replay through that website for one year following the call.

Aztar Second-Quarter 2004 Earnings Release             July 21, 2004           Page 4

Selected Results ($ in millions, except ADR, which is Average Daily Rate)

	Second Quarter		Year to Date
	2004	2003	2004	2003
	(unaudited)		(unaudited)

Tropicana Atlantic City
Revenue	$102.4	$115.6	$198.5	$219.7
EBITDA	$24.3	$34.2	$47.8	$59.3
Depreciation and amortization	$8.0	$7.7	$15.9	$15.0
Operating income	$16.3	$26.5	$31.9	$44.3

EBITDA margin	23.7%	29.6%	24.1%	27.0%
Operating income margin	15.9%	22.9%	16.1%	20.2%

Occupancy	94.2%	95.7%	90.2%	93.8%
ADR	$87.93	$87.34	$82.57	$82.23

Tropicana Las Vegas
Revenue	$42.6	$38.5	$83.6	$76.8
EBITDA	$10.1	$6.5	$19.4	$12.7
Depreciation and amortization	$1.5	$1.6	$3.0	$3.3
Operating income	$8.6	$4.9	$16.4	$9.4

EBITDA margin	23.7%	16.9%	23.2%	16.5%
Operating income margin	20.2%	12.7%	19.6%	12.2%

Occupancy	100.1%	98.9%	99.1%	98.3%
ADR	$83.84	$68.51	$85.03	$69.80

Ramada Express Laughlin
Revenue	$23.4	$22.8	$48.2	$47.2
EBITDA	$6.0	$5.9	$13.2	$12.5
Depreciation and amortization	$1.6	$1.6	$3.1	$3.1
Operating income	$4.4	$4.3	$10.1	$9.4

EBITDA margin	25.6%	25.9%	27.4%	26.5%
Operating income margin	18.8%	18.9%	21.0%	19.9%

Occupancy	70.6%	69.4%	73.2%	73.7%
ADR	$35.51	$33.26	$32.24	$30.26

Aztar Second-Quarter 2004 Earnings Release             July 21, 2004           Page 5
		Second Quarter				Year to Date
	2004		2003		2004		2003
		(unaudited)				(unaudited)

Casino Aztar Evansville
Revenue		$32.5		$31.7		$66.1		$61.9
EBITDA		$9.6		$8.9		$19.7		$18.0
Depreciation and amortization		$1.4		$1.4		$2.8		$2.7
Operating income		$8.2		$7.5		$16.9		$15.3

EBITDA margin		29.5%		28.1%		29.8%		29.1%
Operating income margin		25.2%		23.7%		25.6%		24.7%

Occupancy		88.1%		86.0%		86.8%		84.4%
ADR		$61.17		$64.04		$61.03		$65.21

Casino Aztar Caruthersville
Revenue		$5.4		$5.9		$11.6		$11.9
EBITDA		$0.9		$1.1		$2.2		$2.3
Depreciation and amortization		$0.7		$0.7		$1.4		$1.4
Operating income		$0.2		$0.4		$0.8		$0.9

EBITDA margin		16.7%		18.6%		19.0%		19.3%
Operating income margin		3.7%		6.8%		6.9%		7.6%

Corporate
EBITDA	$	(4.2)	$	(3.6)	$	(8.9)	$	(7.7)
Depreciation and amortization		$0.0		$0.0		$0.0		$0.0
Operating income	$	(4.2)	$	(3.6)	$	(8.9)	$	(7.7)

Consolidated
Revenue		$206.3		$214.5		$408.0		$417.5
EBITDA		$46.7		$53.0		$93.4		$97.1
Depreciation and amortization		$13.2		$13.0		$26.2		$25.5
Operating income		$33.5		$40.0		$67.2		$71.6
Net income		$9.3		$18.8		$13.0		$32.3

EBITDA margin		22.6%		24.7%		22.9%		23.3%
Operating income margin		16.2%		18.6%		16.5%		17.1%
Net income margin		4.5%		8.8%		3.2%		7.7%

Aztar Second-Quarter 2004 Earnings Release             July 21, 2004           Page 6

EBITDA Explanation and Reconciliation
EBITDA is net income before income taxes, loss on early retirement of debt, interest expense, interest income, and depreciation and amortization. EBITDA should not be construed as a substitute for either operating income or net income as they are determined in accordance with generally accepted accounting principles (GAAP). Management uses EBITDA as a measure to compare operating results among our properties and between accounting periods. We manage cash and finance our operations at the corporate level. We manage the allocation of capital among properties at the corporate level. We also file a consolidated income tax return. Management accordingly believes EBITDA is useful as a measure of operating results at the property level because it reflects the results of operating decisions at that level separated from the effects of tax and financing decisions that are managed at the corporate level. We also use EBITDA as the primary operating performance measure in our bonus programs for executive officers. Management also believes that EBITDA is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies and, therefore, any such differences must be considered when comparing performance among different companies. While management believes EBITDA provides a useful perspective for some purposes, EBITDA has material limitations as an analytical tool. For example, among other things, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect the requirements for such replacements. Interest expense, net of interest income, loss on early retirement of debt, and income taxes are also not reflected in EBITDA. Therefore, management does not consider EBITDA in isolation, and it should not be considered as a substitute for measures determined in accordance with GAAP. A reconciliation of EBITDA with operating income and net income as determined in accordance with GAAP is shown below (in millions).

Aztar Second-Quarter 2004 Earnings Release             July 21, 2004           Page 7
	Second Quarter		Year to Date
	2004	2003	2004	2003
	(unaudited)		(unaudited)

EBITDA
Tropicana Atlantic City	$24.3	$34.2	$47.8	$59.3
Tropicana Las Vegas	10.1	6.5	19.4	12.7
Ramada Express Laughlin	6.0	5.9	13.2	12.5
Casino Aztar Evansville	9.6	8.9	19.7	18.0
Casino Aztar Caruthersville	0.9	1.1	2.2	2.3
Corporate	(4.2)	(3.6)	(8.9)	(7.7)
Consolidated	46.7	53.0	93.4	97.1
Depreciation and amortization	(13.2)	(13.0)	(26.2)	(25.5)
Operating income	33.5	40.0	67.2	71.6
Interest income	0.2	0.2	0.4	0.4
Interest expense	(8.8)	(9.2)	(17.4)	(18.8)
Loss on early retirement of debt	(8.6)	--	(8.6)	--
Income taxes	(7.0)	(12.2)	(28.6)	(20.9)
Net income	$9.3	$18.8	$13.0	$32.3

Margins
Margins are calculated as a percentage of revenue.

Aztar is a publicly traded company that operates Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana.

# # #

The disclosures herein include statements that are 'forward looking' within the meaning of federal securities law. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "foresees," "forecasts," "estimates," "targets," or other words or phrases of similar import. Similarly, statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to war and terrorist activities and other factors affecting discretionary consumer spending, economic conditions, the impact of new

Aztar Second-Quarter 2004 Earnings Release             July 21, 2004           Page 8

competition including the Borgata in Atlantic City and gaming in Pennsylvania, uncertainties related to the extent and timing of our recoveries from our insurance carriers for our various losses suffered in connection with the accident on October 30, 2003, the extent to which our existing operations will continue to be adversely affected by the ongoing effects of the accident on October 30, 2003, uncertainties related to the extent and effects of the delay in the construction and completion of the Tropicana Atlantic City expansion, which could be significantly greater and longer than we currently anticipate, our ability to execute our development plans, estimates of development costs and returns on development capital, weather, litigation outcomes, judicial actions, labor negotiations, legislative matters and referenda including the potential legalization of gaming in Maryland and New York, and taxation including potential tax increases in Indiana, Missouri, Nevada and New Jersey. For more information, review the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K for January 1, 2004 and certain registration statements of the company.

For additional information, please contact Joe Cole, Vice President, Corporate Communications, at 602-381-4111.

Aztar Corporation and Subsidiaries
Consolidated Statements of Operations (unaudited)
For the periods ended July 1, 2004 and July 3, 2003
(in thousands, except per share data)
	Second Quarter		Six Months
	2004	2003	2004	2003
Revenues
Casino	$158,702	$169,830	$317,651	$331,336
Rooms	23,249	20,017	43,464	37,695
Food and beverage	14,267	14,638	27,779	29,027
Other	10,041	10,034	19,131	19,477
	206,259	214,519	408,025	417,535

Costs and expenses
Casino	69,127	71,479	137,533	141,175
Rooms	11,044	10,275	20,617	19,469
Food and beverage	13,934	13,764	26,922	27,438
Other	7,597	7,725	14,942	15,226
Marketing	19,142	19,657	38,150	38,804
General and administrative	20,397	18,615	41,325	37,635
Utilities	4,584	4,109	8,805	8,223
Repairs and maintenance	6,460	6,205	12,635	12,439
Provision for doubtful accounts	160	309	493	751
Property taxes and insurance	7,577	7,260	15,030	14,956
Rent	2,207	2,195	4,248	4,274
Construction accident related	2,319	--	2,360	--
Construction accident insurance recoveries	(5,000)	--	(8,500)	--
Depreciation and amortization	13,212	12,954	26,235	25,502
	172,760	174,547	340,795	345,892

Operating income	33,499	39,972	67,230	71,643

Interest income	212	204	379	396
Interest expense	(8,735)	(9,213)	(17,409)	(18,766)
Loss on early retirement of debt	(8,621)	--	(8,621)	--

Income before income taxes	16,355	30,963	41,579	53,273

Income taxes	(7,008)	(12,172)	(28,565)	(20,937)

Net income	$9,347	$18,791	$13,014	$32,336
	========	========	========	========

Net income per common share	$.26	$.53	$.36	$.90

Net income per common share assuming dilution	$.25	$.51	$.35	$.87

Weighted-average common shares applicable to:
Net income per common share	34,556	35,015	34,439	35,602
Net income per common share assuming dilution	36,534	36,499	35,871	36,965